Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

Goldman Sachs Names David M. Solomon and Harvey M. Schwartz Presidents and Co- Chief Operating Officers; R. Martin Chavez Deputy Chief Financial Officer; Richard J. Gnodde and Pablo J. Salame Vice Chairmen

New York, December 14, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that David M. Solomon and Harvey M. Schwartz were named Presidents and Co- Chief Operating Officers; R. Martin Chavez was named Deputy Chief Financial Officer; and Richard J. Gnodde and Pablo J. Salame were named Vice Chairmen of the firm, effective January 1, 2017.

Mr. Schwartz will remain as chief financial officer through the end of April 2017. He will then assume his full responsibilities as President and Co-Chief Operating Officer. Mr. Chavez will assume full responsibilities as Chief Financial Officer following Mr. Schwartz’s transition. Mr. Gnodde and Mr. Salame will continue in their current respective roles as Co-Chief Executive Officer of Goldman Sachs International and Co-Head of the Investment Banking Division, and Global Co-Head of the Securities Division, respectively, in addition to serving as Vice Chairmen of the firm.

“These five leaders have distinguished themselves in their respective areas of expertise and I look forward to working with them in formulating and executing our global strategy,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer of Goldman Sachs. “They have consistently demonstrated their unwavering commitment to Goldman Sachs, our clients and our people.”

David Solomon is Co-Head of the Investment Banking Division. Prior to assuming this role in 2006, he was the Global Head of the Financing Group, which includes all capital markets and derivative products for the firm’s corporate clients. He is a member of the firm’s Management Committee and co-chairs the Investment Banking Division Executive Committee. He joined Goldman Sachs as a Partner in 1999.

Harvey Schwartz is Chief Financial Officer. Prior to assuming this role in 2013, Mr. Schwartz was Global Co-Head of the Securities Division since 2008. From 2007 to early 2008, he was Global Head of Securities Division Sales, from 2005 to 2007 he was Head of North America Sales and from 2004 to late 2005 he was Co-Head of the Americas Financing Group within Investment Banking. Mr. Schwartz is a member of the Management Committee, Firmwide Risk Committee, Steering Committee on Regulatory Reform, Finance Committee and Firmwide Investment Policy Committee. He was named Managing Director in 1999 and Partner in 2002.

Media Contact: Jake Siewert Tel: +1 212-902-5400	|	Investor Contact: Dane Holmes Tel: +1 212-902-0300

Marty Chavez is Chief Information Officer. He is responsible for the Technology Division and has joint responsibility with divisional leadership for the firm’s global strats. Mr. Chavez first joined Goldman Sachs in 1993 in the J. Aron Currency and Commodities Division, where he was a Senior Energy Strat until 1997. He returned to the firm as a Managing Director in Investment Banking Division Strats in 2005. Prior to assuming his current role, Mr. Chavez was Global Co-Chief Operating Officer of the Equities Franchise and before that he was Global Co-Head of Securities Division Strats. He is a member of the Management Committee and the Steering Committee on Regulatory Reform, as well as Co-Chair of the Firmwide Technology Risk Committee and the Americas Diversity Committee. He was named Partner in 2006.

Richard Gnodde is Co-Chief Executive Officer of Goldman Sachs International and Co-Head of the Investment Banking Division (IBD). Mr. Gnodde joined Goldman Sachs in London in 1987, eventually leading the investment banking effort in the United Kingdom. He was appointed Co-Head of IBD in Japan in 1997. He became President of Goldman Sachs (Singapore) Pte. and Co- Head of Investment Banking in Asia in 1999 before moving to Hong Kong that same year to become President of Goldman Sachs (Asia) LLC. In 2005, he returned to London as Vice Chairman and became Co-Chief Executive Officer of Goldman Sachs International in 2006. He assumed his role as Co-Head of IBD in 2011. Mr. Gnodde is a member of the Management Committee and Firmwide Client and Business Standards Committee, and Co-Chairs the European Management Committee. He was named Managing Director in 1996 and Partner in 1998.

Pablo Salame is Global Co-Head of the Securities Division. Mr. Salame joined Goldman Sachs in 1996 and became Co-Head of the Global Emerging Markets Debt Group in 2000. In 2002, he moved to London, where he held leadership positions in Global Credit and European Equities. He assumed his current role in 2008 and returned to New York in 2011. Mr. Salame is a member of the Management Committee, Chairman of the Partnership Committee and Co-Chair of the Firmwide Investment Policy Committee. He was named Managing Director in 1999 and Partner in 2000.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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Media Contact:

Jake Siewert

Tel: 212-902-5400

Investor Contact:

Dane Holmes

Tel: 212-902-0300